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                                                                 Exhibit (h)(6)


INTERACTIVE DATA

[LOGO] a company of
       The Dun & Bradstreet Corporation
                                                        Contract Number MW9371DD
                                                                        --------



REF: IFTC


                               SERVICES AGREEMENT

This Agreement is made effective as of July 1, 1993 between Interactive Data Corporation with a principal place of business at 95 Hayden Avenue, Lexington, MA 02173 (acting for itself and on behalf of its wholly owned subsidiary, Interactive Data Services, Inc. collectively "Interactive") and

        ONE Fund, Inc.
        ----------------------------
        237 William Howard Taft Road
        ----------------------------
        Cincinnati, OH  45219
        ----------------------------

(the "Customer").

Interactive agrees to provide, as available, the services set forth on the Schedule(s) referencing this Agreement under the following terms and conditions:


1. THE SERVICES

(a) The services that Customer may elect to receive include electronic data processing, microcomputer resident software, data access, selected or bulk delivery of data, funds evaluation services, contract programming, consulting and technical assistance.

The Services include the service, and any provision by Interactive of delivery, or documentation thereof. The data and information that Customer may elect to access or receive includes securities pricing and descriptive data, fundamental data, econometric data, and evaluations of securities. "Evaluations" shall mean a mathematically derived approximation of estimated value and not the transaction price at which such an investment can be purchased or sold to the market, since no evaluation can correspond to or approximate the actual market price which could be obtained by the Customer on any given day for any particular security. Evaluations are based upon certain market assumptions and evaluation methodologies reflected in proprietary algorithms, and may not conform to trading prices or information available from third parties. Evaluations are sometimes referred to as "pricing services" solely for the convenience of reference. Evaluations and funds evaluations services are provided through services of Interactive Data Services, Inc. a registered investment adviser, that is Interactive's wholly owned subsidiary.

(b) As set forth on the applicable Schedule, access to, or delivery or transmission of Services shall be made to or from Customer's computer system ("computer") at the address set forth on the applicable Schedule. Any physical medium on which the Services are provided ("Media"), such as any reel of magnetic tape, furnished by Interactive to Customer hereunder shall be returned to Interactive not later than fifteen (15) business days from the date the Media was created by Interactive; otherwise title to such Media (but not any data, information, or computer software thereon) shall pass to Customer, and Customer shall pay Interactive's then current charge therefor.


2. CHARGES, TAXES, AND BILLING

(a) Customer agrees to pay all charges within thirty days of receipt of Interactive's invoice therefor, without any set off. Charges shall begin to accrue as of the Commencement Date set forth on the applicable Schedule. After the first twelve (12) months that a Service is provided under this Agreement, all charges, terms and conditions are subject to change by Interactive; provided: (i) Interactive gives thirty (30) days prior written notice, and (ii) Customer may terminate that Schedule by written notice received by Interactive at least two (2) weeks prior to the effective date of such change. Notwithstanding any other provision, Interactive reserves the right to pass through to Customer any third party supplier change in cost; provided such a change is passed through no more than once in any year for any Service.

(b) Customer shall pay all taxes, exchange user fees, or amounts equal to all taxes, however designated or levied, based on Interactive's charges, the services provided hereunder or otherwise arising out of this Agreement, exclusive of taxes based on Interactive's income.
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(c) Any applicable additional site or additional application discount is in effect only while Customer subscribes to such Service at the same or greater frequency for some other site and application at full retail price.


3. CHANGE IN SERVICES

(a) Either party may terminate a Service effective on the first day of the month of the anniversary of the Commencement Date set forth on the applicable Schedule by giving the other party at least thirty (30) days prior written notice of termination.

(b) Interactive may change the content, format, medium, or means of access to or delivery of the Services by at least sixty (60) days prior written notice to Customer. If such change would result in a material adverse effect on the functionality of the Services as then used by the Customer, Customer may terminate the Services by not less than two (2) weeks written notice prior to the effective date of the change.


4. NO WARRANTIES

INTERACTIVE AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER, OTHER THAN THE EXPRESS WARRANTY SET FORTH IN SECTION 9.


5. LIMITATION ON LIABILITY

(a) The Services provided hereunder are obtained or derived by Interactive from sources, in a manner that Interactive, using commercially reasonable resources, has reason to believe are reliable, such as pricing services, standard financial periodicals or publications, newspapers, brokers, dealers, underwriters and securities exchanges. While Interactive shall exercise good faith in delivering the Services, Interactive's or its suppliers' liability and Customer's remedy for any form of action shall not exceed one-half of the fees paid under the applicable Schedule during the twelve calendar months preceding the alleged injury or damage. Interactive shall have no liability to Customer, or a third party, for errors, omissions or malfunctions in the Services, other than the obligation to endeavor, upon receipt of notice from Customer, to correct a malfunction, error, or omission in any Services.

(b) Customer acknowledges that the Services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.

Customer accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of any of the Services, in its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

(c) Customer shall indemnify Interactive against and hold Interactive harmless from any and all losses, damages, liability, costs, including attorney's fees, resulting directly or indirectly from any claim or demand against Interactive by a third party arising out of or related to the accuracy or completeness of any Services, or any data, information, service, report, analysis or publication derived therefrom. Interactive shall not be liable for any claim or demand against Customer by a third party.

(d) Neither party shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) or for any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.


6. PROPRIETARY INFORMATION

(a) Interactive shall treat as confidential and shall not knowingly copy or duplicate (other than for use as emergency back-up and in the normal course of performing processing on Interactive's computer facility) or knowingly disclose to any person or organization any confidential information which is submitted by Customer for processing.

(b) Customer acknowledges that the data and information contained in the Services constitute copyrighted, trade secret or proprietary information of substantial value to Interactive or its supplier (collectively the "Proprietary Information"). Customer shall treat Proprietary Information as proprietary and shall not divulge, nor permit any of its employees or agents to divulge, any Proprietary Information to any person, except as expressly permitted under
Section 7 of this Agreement.

(c) The provisions of Sections 6 and 7 shall survive until Customer provides Interactive an officer's certificate that the Proprietary Information has been purged from Customer's computer systems, and copies or portions thereof destroyed.


7. LIMITATIONS ON USE OF SERVICE

(a) The Customer agrees to obtain access to the Services solely from, or to receive deliveries of the Services solely within the United States.

(b) Customer agrees to use the Services solely for its internal use and benefit and not for resale or other transfer or disposition to, or use by or for the benefit of, any other person or organization.

(c) Use of a Service is further limited to use by Customer's
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Department in conjunction with the Application on the Computer as specified on the applicable Schedule, or temporarily on another computer system while the Computer is inoperative, or on a replacement computer system located in the United States upon advance written consent by Interactive, such consent not to be unreasonably withheld. "Department" does not include Customer's parent organization or any joint venture, except as expressly incorporated into the applicable Schedule. The information and data contained in the Services, or any portion thereof, (the "Data"), may not be transferred to or used on any other computer system. Customer may disseminate reports and analyses that contain "insubstantial" portions of Data by either hard copy or view only access; provided that such dissemination is for human cognition not for manipulation in machine readable form ("Hard Copy redistribution"). "Insubstantial" means those portions of Data which in the aggregate do not form a significant part of the Service from which they were derived, combined or revised. Other than Hard Copy redistribution, or any redistribution expressly incorporated into the applicable Schedule, no redistribution of the Data is permitted. Customer agrees to pay any incremental fee for any use not expressly permitted under this Agreement or applicable Schedule.

(d) If so indicated on the Schedule, Customer's use is further limited, such as limited to a particular database subset or number of securities within a Service.


8. MARKS

In providing the Services Interactive may from time to time make reference to product names or other names or marks that Interactive, or its suppliers, consider proprietary ("Marks"), such as the identification numbers and descriptions of securities created by Standard & Poor's Corporation ("Standard") and known as CUSIP Numbers and CUSIP Uniform Descriptions. The Customer acknowledges that such numbers and descriptions were created by Standard through the expenditure of considerable work, time and money. The Customer agrees to protect the proprietary and copyright position of Standard and of the American Bankers Association in such numbers or descriptions both during and after the term of this Agreement. The Customer will not transfer such numbers or descriptions, or extracts therefrom or summaries thereof, to any other person or organization. It is not intended hereby to publish any or all of such numbers or descriptions furnished hereto; provided, however, that this Section shall not be deemed to prohibit the use of such numbers and descriptions in the normal course of processing security transactions or in the normal course of business of Customer, so long as the use of such numbers and descriptions is not intended to and does not serve in any way for the purpose of the creation or maintenance of a file of CUSIP numbers or descriptions for any other person or organization and is not intended to and does not serve in any way as a substitute for the CUSIP Master Tape and CUSIP Punch Card Updating Service. Customer shall not use the Marks alone or in connection with other words, without the consent of Interactive or the relevant supplier as applicable.


9. PATENT, COPYRIGHT AND PROPRIETARY RIGHTS

(a) Interactive will defend any action instituted against Customer to the extent that it is based upon the claim that the use of the Services, or a portion thereof, directly infringes upon a United States patent, copyright or other proprietary right, and Interactive will pay all costs and damages attributed to such claim and finally awarded against Customer; provided that (i) Customer promptly notifies Interactive of such action and gives Interactive sole authority and all information and assistance (at Interactive's expense) to defend or settle such claim, and (ii) such claim does not arise out of the use of Services when used in a manner not intended or with an unauthorized modification or misused, and (iii) any such costs and expenses were incurred with Interactive's written authorization.

(b) If such claim has occurred, or in Interactive's opinion is likely to occur, Interactive may, at its election and expense, either obtain for Customer the right to continue using the Services at issue or replace or modify the same so they become non-infringing. If neither of the foregoing alternatives is reasonably available, Customer agrees to discontinue use of said Services.

(c) This Section 9 sets forth the entire warranty by Interactive and the exclusive remedy of Customer against Interactive for patent, copyright or other proprietary right infringement.


10. TERMINATION

(a) This Agreement shall be effective as of the date shown above and shall continue until written notice given to the other party that each and every Schedule of Services hereunder has been terminated in accordance with the terms of this Agreement.

(b) Upon failure of a party to comply with any material provision of this Agreement, the other party may terminate this Agreement on thirty (30) days written notice thereof if such material breach is not cured within such thirty day period.


11. GENERAL

(a) This Agreement and the applicable Schedule constitute the entire understanding of the parties with respect to the Services and supersedes all prior or collateral agreements, or understandings. No waiver or modification shall be valid or binding unless in writing and signed by the party to be charged thereby. The Customer acknowledges that in executing this Agreement, it has not relied on any representation by Interactive or its employees or agents other than those incorporated herein, and further it has had the time and opportunity for the advice of legal counsel concerning the terms and conditions hereof.
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(b) The laws of the State of New York shall govern the construction and interpretation of this Agreement.

(c) Neither party may assign this Agreement without the written consent of the other party. Customer agrees to give written notice of any intended change of the Computer address or replacement thereof, or any ownership or control of Customer. This agreement shall be binding upon the parties hereto and their respective successors and assigns. The rights under this Agreement shall inure to the benefit of any third party holding any rights, interest or title in the Proprietary Information, or the property from which the Proprietary Information was derived.

(d) Wherever possible the provisions of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if prohibited or invalid, such provision shall only be ineffective to the extent required by law, without invalidating (to the extent possible) the intent of or remainder of such provision or other provisions.

(e) Unless otherwise notified in writing, notices required under this Agreement shall be sent to the address given above if to Customer, and to 95 Hayden Avenue, Lexington, MA 02173-9144, Attention: Legal Department, if to Interactive.

(f) The provisions of Sections 2(b), 4, 5, 6, 7, 8, 9, and 11 shall survive any termination or expiration of this Agreement.

(g) From time to time Customer may desire to test and evaluate certain additional Services in terms of expanding the scope of a Service to which a Customer already subscribes (e.g., increasing the frequency of delivery or a new Service). Interactive is willing to provide sample data, information or software from such additional Services (the "Test Data") to Customer at no charge for a limited period of time (in no event to exceed thirty (30) days), in a mutually satisfactory form and frequency, provided that:

1. Customer will use the Test Data solely for the purpose of evaluating the Test Data and Interactive's Services within Customer's own organization and not for redistribution to any third party, or for any actual use in determining the net asset value of any portfolio or for any other productive purpose. Interactive, within its sole discretion and without further notice, may discontinue providing such Test Data at the end of such period.

2. The Test Data, and the results of any test using the Test Data, are Proprietary Information hereunder, and the provisions of Sections 4,5,6,7,8,9 and 11 of this Agreement apply to the use of the Test Data. Upon Interactive's request, and in any event after the expiration or termination of the test, Customer shall cease all use of the Test Data, and purge the Test Data and any copies thereof from its computer system. Customer shall return the Test Data (if delivered in a fixed medium), or supply a certificate of destruction thereof, upon Interactive's request.

Interactive will provide Test Data under cover of a letter referencing this Section. Any use of services containing the Test Data outside of the scope of this Section 11(g) or for a period beyond 30 days must be on an appropriate Schedule, and is subject to incremental fees.

IN WITNESS WHEREOF, the parties hereto have signed by their authorized representatives.


Customer ONE Fund, Inc.                 Interactive Data Corporation
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            (print or type)


By: /s/ Joseph P. Brom                  By: /s/ James Perry
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Name: Joseph P. Brom                    Name: James Perry
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          (print or type)                          (print or type)


Title: Vice President                   Title: Vice President / Capital Markets
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